Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated March 25, 2026, with respect to the shares of Class A Common Stock of Citizens, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CONTINENTAL GENERAL INSURANCE CO

By:	/s/ Michael Gorzynski
Michael Gorzynski, Executive Chairman
Date:	03/25/2026

Continental Insurance Group, Ltd.

By:	/s/ Michael Gorzynski
Michael Gorzynski, Chairman & President
Date:	03/25/2026

Continental General Holdings LLC

By:	/s/ Michael Gorzynski
Michael Gorzynski, Manager
Date:	03/25/2026

Gorzynski Michael

By:	/s/ Michael Gorzynski
Michael Gorzynski
Date:	03/25/2026